WORLDWIDE APPLIED TELECOM TECHNOLOGY, INC.
                     EMPLOYMENT AGREEMENT

BY THIS AGREEMENT, made this 1st day of July, 1996, Worldwide
Applied Telecom Technology, Inc., an Delaware corporation
("Company") and Ronald L. Weindruch ("Employee"), in consideration of mutual benefits set forth herein, hereby agree as follows:

     1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

     2. Term. Subject to the provisions for the termination as hereafter provided, the term of this Agreement shall begin on the date hereof and shall terminate on December 31, 1997.
Thereafter, this Agreement shall be automatically renewed for successive one-year terms unless either party notifies the other of non-renewal at least 30 days prior to the expiration of the then current term. The compensation and other benefits provided for herein shall be subject to annual review and adjustment where appropriate by the Company's Board of Directors.

     3. Compensation. For all services rendered by the Employee under this Agreement, the Company shall compensate the Employee by paying the Employee the sum of the following:

     (i) $108,000 per year payable in equal installments in accordance with the Company's normal payroll policies (called
"Regular Compensation");

     (ii) When Company's consolidated run rate sales for three
(3) consecutive months exceeds an annual amount of $15,000,000, then such Regular Compensation will be increased to $144,000 per year payable in equal installments in accordance with the Company's normal payroll policies;

     (iii) Such bonus, if any, for each calendar quarter as is specified by the Board of Directors of Company for each quarter during which Employee's employment continues (called "Profit Bonus"), based on the Company's performance relative to budget for the quarter, together with any other factors the Board of Directors deems appropriate, such bonus normally not to exceed thirty-three percent (33%) of the Employee's Regular Compensation for the applicable quarter.

     (iv) In addition to the above arrangements relative to Employee's compensation, it is understood between the parties that Employee also provides services to a subsidiary of the Company, North American Telecom Cable Representatives, Inc., under a contractual arrangement as a third-party commission representative and provider of consulting services. These services are provided as an independent representative and not as an employee of Company or any of its subsidiaries or affiliates.

     In the event of certain early terminations of this Agreement as provided hereafter, compensation payable to the Employee shall (unless otherwise stated) be limited to amounts Fully Accrued. The term "Fully Accrued" means (a) as to Regular Compensation, the percentage of a year's Regular Compensation as shall equal the percentage of the year which has expired on the termination date, and (b) as to Profit Bonus, only that Profit Bonus which has been awarded by the Company's Board of Directors.

     4. Duties. The Employee is engaged as President and Chief Executive Officer. The precise services of the Employee may be extended or curtailed, from time to time, at the direction of the Company. The Employee also shall perform such corporate development services for the Company's parent corporation and affiliates as the Company's Board of Directors may specify from time to time, without additional compensation.

     5. Extent of Services. The Employee shall devote the Employee's entire time, attention and energy to the business of the Company, and shall not, during the term of this Agreement, engage in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing Employee's assets in such form or manner as will not require services on the part of Employee in the operation of the affairs of the Company to which investments are made.

     6. Expenses. The Employee is authorized to incur reasonable expenses for promoting the business of the Company, including expenses for travel and similar items. The Company will reimburse the Employee for all such expenses upon presentation by the Employee, from time to time, of an itemized account of such expenditures in accordance with the Company's expense reimbursement policies. Additionally, the Company's existing practice of reimbursing the full cost of all cellular phone bills associated with the main cellular phone used for business will be continued for Employee. Also, when Company's consolidated run rate of sales for three (3) consecutive months exceeds an annualized amount of $8,000,000, Employee will be provided with, the following:
     (a.)      membership in a country club to promote the
     business of the Company and its subsidiaries,
     (b.)      a full size company car ("Company Car") for which
     all costs in operating such Company Car, including insurance, repairs, maintenance, gasoline, any taxes thereon, and other necessary operating costs.

     7. Fringe Benefits. The Employee shall enjoy the same fringe benefits (other than stock options) as provided generally to other senior executives of Company, including health, life and disability insurance. The Company will maintain such health, life and disability insurance with benefits at a minimum consistent with the existing Company health, life and disability insurance. Furthermore, the Company or one of it's subsidiaries will offer the benefit of a deferred compensation arrangement, commonly referred to as a "401(K) Plan" whose contributions and benefits structure will at a minimum be consistent with the existing Maxwell Partners, Inc. Retirement Savings Plan.

     8. Vacation. The Employee shall be entitled each year to 10 holidays, 10 vacation days and 10 personal days, during which time the Employee's compensation shall be paid in full.

     9. Disability. If the Employee is unable to perform his services by reason of illness or incapacity, the Company will continue to pay Employee's compensation (until such time as Employee begins to receive payments under the disability insurance maintained by Company as to Employee), at which time compensation from the Company shall cease; provided, however, that compensation shall not be paid by the Company beyond the existing term of this Agreement.

     10.  Termination.
          (i) Without Cause. Without cause, the Company may terminate this Agreement at any time upon 30 days' written notice to the Employee. In such event, the Employee shall continue to receive Regular Compensation throughout the original or any one year renewal term as more fully explained in Section 2 of this Agreement, which shall not be less than two (2) years of such Regular Compensation, unless taking place during the original term of this agreement in which case it shall be three (3) years of such Regular Compensation, but shall be entitled to Profit Bonus only to the extent Fully Accrued on the date of termination.

          (ii) With Cause. The Company may terminate the employment of the Employee hereunder immediately upon written notice thereof in the event of material fraud or dishonesty by the Employee in connection with his employment or if the Employee is convicted of a felony. In such event, the Company shall pay the Employee only such compensation as shall have Fully Accrued on the date of termination.

          (iii) Termination by Employee. The Employee may terminate this Agreement at any time upon 30 days' prior written notice to the Company. In such event, the Employee shall be entitled to receive his or her compensation only to the extent Fully Accrued on the date of termination.

     11. Death During Employment. If the Employee dies during the term of this Employment Agreement, the Company shall pay to the estate of the Employee the compensation which would be Fully Accrued as of the end of the calendar month in which his death occurs , and Employee's surviving spouse shall continue to receive such Regular Compensation throughout the original term or any one year renewal term as more fully explained in Section 2 of this Agreement, which shall not be less than two (2) years of such Regular Compensation ("Extended Compensation"), unless taking place during the original term of this agreement in which case it shall be three (3) years of such Regular Compensation, but shall be entitled to Profit Bonus only to the extent Fully Accrued on the date of death. Under no circumstances will Extended Compensation be paid beyond December 31, 2000.

     12. Non-Disclosure. Employee hereby agrees with Company that Employee will keep confidential any and all confidential information of the Company, including Company's know-how, trade secrets, customer lists, and other information, data and proprietary information relating to Company's business (herein called "Proprietary Information") and will not at any time, without prior written consent of Company, disclose or make known or allow to be disclosed or made known such Proprietary Information to any person, firm, corporation, or other business entity other than Company and persons or entities designed by Company. This provision shall survive the termination of this Agreement.

     13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and sent by certified mail or hand delivery to the Employee's residence in the Employee, or to the principal office in case of the Company.

     14,. Waiver of Breach. The waiving by the Company of a breach of any provision in this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

     15. Assignment. The rights and obligation of the Company under this Agreement shall inure to and be binding upon the successors and assigns of the Company.

     16. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed or altered except by an Agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     17. Attorney's Fees. In the event of any litigation or arbitration proceeding arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and expenses from the losing party, whether incurred before suit is brought, before or at trial or the arbitration proceeding, on appeal or in insolvency proceedings.

     18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, exclusive of conflicts of law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Worldwide Applied
Telecom Technology,
Inc.  ("Company")

Employee









Richard E. Hanik,
Secretary

Ronald L. Weindruch

                    SYNAPTX WORLDWIDE, INC.
      (f/k/a WORLDWIDE APPLIED TELECOM TECHNOLOGY, INC. )

               AMENDMENT TO EMPLOYMENT AGREEMENT
                      DATED: JUNE 26, 1997

BY THIS AGREEMENT, made this 26th day of June, 1997, SYNAPTX WORLDWIDE, INC. (f/k/a WORLDWIDE APPLIED TELECOM TECHNOLOGY, INC., a Delaware corporation) a Utah corporation ("Company") and Ronald L. Weindruch ("Employee"), in consideration of mutual benefits set forth herein, hereby agree to amend the Employment Agreement, dated July 1, 1996 ("Employment Agreement"), as follows:

Section 2 of the Employment Agreement is amended to read, as follows:

     2. Term. Subject to the provisions for the termination as hereafter provided, the term of this Agreement shall begin on the date hereof and shall terminate on August 31, 1998. Thereafter, this Agreement shall be automatically renewed for successive one-year terms unless either party notifies the other of non-renewal at least 30 days prior to the expiration of the then current term. The compensation and other benefits provided for herein shall be subject to annual review and adjustment where appropriate by the Company's Board of Directors.

Section 3 (i) of the Employment Agreement is amended to read as follows:

     (i) $108,000 per year payable in equal installments in accordance with the Company's normal payroll policies through the month ended August 31, 1997 and $120,000 per year payable in equal installments in accordance with the Company's normal payroll policies starting September 1, 1997 (called "Regular Compensation");

Section 3 (ii) of the Employment Agreement is amended to read as follows:

     (ii) When Company's consolidated run rate sales for three
(3) consecutive months exceeds an annual amount of $15,000,000, then such Regular Compensation will be increased to $144,000 per year payable in equal installments in accordance with the Company's normal payroll policies;

Section 3 (iv) of the Employment Agreement is amended to read as follows:

     (iv) In addition to the above arrangements relative to Employee's compensation, it is understood between the parties that Employee also provides services to a subsidiary of the Company, Synaptx Access Inc. (f/k/a North American Telecom Cable Representatives, Inc.), under a contractual arrangement as a third-party commission representative and provider of consulting services. These services are provided as an independent representative and not as an employee of Company or any of its subsidiaries or affiliates.

Add a new Section 3 (v) to the Employment Agreement, as follows:

     (v) Incentive stock options to acquire thirty thousand (30,000) shares of the Synaptx Worldwide, Inc. common stock will be issued as of September 1, 1997 of which 1/3 are vested at the date of issuance, 1/3 more vest on September 1, 1998 and the final 1/3 vest September 1, 1999 with an option price based on the closing price of the Synaptx Worldwide, Inc. common stock on September 1, 1997 and a term of five (5) years to exercise the stock options from the date of issuance.

Section 6 of the Employment Agreement is amended to read as follows:

     6. Expenses. The Employee is authorized to incur reasonable expenses for promoting the business of the Company, including expenses for travel and similar items. The Company will reimburse the Employee for all such expenses upon presentation by the Employee, from time to time, of an itemized account of such expenditures in accordance with the Company's expense reimbursement policies. Additionally, the Company's existing practice of reimbursing the full cost of all cellular phone bills associated with the main cellular phone used for business will be continued for Employee. Also, when Company's consolidated run rate of sales for three (3) consecutive months exceeds an annualized amount, as defined below ("Annualized Run Rate"), Employee will be provided with, the following:
     (a.)      membership in a country club to promote the
     business of the Company and its subsidiaries when the Annualized Run Rate exceeds $12,000,000, and
     (b.)      a full size company car ("Company Car") for which
     all costs in operating such Company Car, including insurance, repairs, maintenance, gasoline, any taxes thereon, and other necessary operating costs when the Annualized Run Rate exceeds $10,000,000.



     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement as of the day and year first above written.


Synaptx Worldwide, Inc.
(f/k/a Worldwide
Applied Telecom
Technology, Inc.)

("Company")

Employee









Richard E. Hanik,
Secretary

Ronald L. Weindruch